Exhibit (a)(43)
AMENDMENT NO. 42
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS TRUST
     This AMENDMENT NO. 42 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the “Trust”) is made by the Trustees named below as of March 15, 2007:
     RESOLVED, that effective March 15, 2007, the Agreement and Declaration of Trust of the Trust dated January 28, 1997, as amended (the “Declaration”), be further amended as contemplated in Article V, section 2 and Article IX, section 8 thereof by changing the name of the existing Series of units of the Trust known as “Goldman Sachs Commodity Exposure Fund” to “Goldman Sachs Commodity Strategy Fund”;
     FURTHER RESOLVED, that the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Trust be, and each of them hereby is, severally authorized and empowered, in the name of the Trust, to execute and deliver an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

/s/ Peter Bonanno Peter Bonanno
as Secretary of the Trust